Exhibit 99.1

Moelis & Company Reports Second Quarter 2016 Financial Results;
Increases Quarterly Dividend to $0.32 Per Share

Record Second Quarter and First Half Revenues

•                  Second quarter revenues of $131.7 million, up 5% from the second quarter of 2015; first half revenues of $258.1 million, up 15% from the same period of 2015

•                  GAAP net income of $0.29 per share (diluted) for the second quarter and $0.60 per share (diluted) for the first half of 2016; Adjusted net income of $0.35 per share (diluted) and $0.69 per share (diluted) for the second quarter and first half of 2016, respectively

•                  Board of Directors approved 7% increase in quarterly dividend to $0.32 per share

•                  Strong balance sheet with $176.1 million of cash and short-term investments and no debt at quarter-end

•                  Continued to execute on organic growth strategy

•                  Recruited two Managing Directors in the U.S. to enhance industry expertise in oil & gas and diversified industrials

•                  Announced one Managing Director hire in Frankfurt to advise clients in Europe’s German speaking countries

NEW YORK, August 3, 2016 — Moelis & Company (“we” or the “Firm”) (NYSE: MC) today reported financial results for the second quarter ended June 30, 2016.  The Firm’s total revenues for the second quarter were a record $131.7 million, representing an increase of 5% from the prior year period.  The Firm reported second quarter 2016 GAAP net income of $26.2 million, or $0.29 per share (diluted).  On an Adjusted basis, the Firm reported net income of $19.8 million or $0.35 per share (diluted) for the second quarter of 2016, as compared with $20.6 million or $0.37 per share (diluted) in the prior year period.

First half 2016 total revenues were $258.1 million as compared with $225.3 million in the first half of 2015, representing our largest first half of revenues on record and an increase of 15% from the prior year period.  GAAP net income for the period was $51.8 million, or $0.60 per share (diluted).  On an Adjusted basis, the Firm reported net income of $39.5 million or $0.69 per share (diluted) for the first half of 2016, as compared with $36.0 million or $0.65 per share (diluted) in the prior year period.

“Our record second quarter revenues represent the fourth consecutive quarter of year over year revenue growth and demonstrate the strength of our model against the backdrop of a slower global M&A environment.  Our M&A-related activity was strong during the quarter, and our restructuring activity continues to grow, contributing to a solid pipeline of clients who are evaluating strategic alternatives,” said Ken Moelis, Chairman and Chief Executive Officer.

“Today we announced a 7% increase in our quarterly dividend to $0.32 per share, representing the third increase in our regular dividend from the time of our IPO.  We also invested in the firm with the recent announcements of three new MD hires.  Our model is durable, our advisory practice is diverse, and our balance sheet is strong.  As a result, we remain confident in our ability to grow the franchise while continuing to distribute earnings to our shareholders.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 38% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 62% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company.

The Firm has modified the description of its unaudited non-generally accepted accounting principles (“non-GAAP”) measure presented in its quarterly earnings release and other supplementary information from “Adjusted Pro Forma” to “Adjusted.” This modification impacted the descriptions only. The amounts and principles used to derive the Adjusted data have been consistently applied.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended June 30,
($ in thousands except per share data)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Revenues	$131,725	$125,873	5%	$131,725	$125,873	5%
Income (loss) before income taxes	30,926	32,934	-6%	32,788	34,321	-4%
Provision for income taxes	4,721	6,079	-22%	12,951	13,729	-6%
Net income (loss)	26,205	26,855	-2%	19,837	20,592	-4%

Net income (loss) attributable to noncontrolling interests	19,312	19,724	-2%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$6,893	$7,131	-3%	$19,837	$20,592	-4%

Diluted earnings per share	$0.29	$0.34	-15%	$0.35	$0.37	-5%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Six Months Ended June 30,
($ in thousands except per share data)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Revenues	$258,089	$225,285	15%	$258,089	$225,285	15%
Income (loss) before income taxes	61,989	57,195	8%	65,225	60,042	9%
Provision for income taxes	10,165	10,379	-2%	25,764	24,017	7%
Net income (loss)	51,824	46,816	11%	39,461	36,025	10%

Net income (loss) attributable to noncontrolling interests	37,961	34,349	11%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$13,863	$12,467	11%	$39,461	$36,025	10%

Diluted earnings per share	$0.60	$0.59	2%	$0.69	$0.65	6%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

For the second quarter of 2016, revenues were $131.7 million as compared with $125.9 million in the second quarter of 2015, representing an increase of 5%. This compares favorably with a 23% decrease in the number of global completed M&A transactions in the same period(1). The increase in revenues was primarily driven by strong M&A activity, including higher average fees earned per completed M&A transaction.

(1)  Source: Thomson Financial as of July 6, 2016; includes all transactions greater than $100 million in value

For the first half of 2016, revenues were $258.1 million as compared with $225.3 million in the same period in 2015, representing an increase of 15%.  We advised 184 total clients in the first half of 2016 as compared with 168 clients during the same period in the prior year.

We continued to execute on our strategy of profitable expansion.  Since our last earnings release, we hired two Managing Directors in the U.S. who will strengthen our industry expertise in oil & gas and diversified industrials.  We also strengthened our regional coverage with a senior hire in Frankfurt who will provide financial and strategic advice to clients across the German-speaking region and the rest of Europe.  These individuals will join the Firm in the third quarter of 2016.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended June 30,
($ in thousands)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Expenses
Compensation and benefits	$78,198	$69,663	12%	$76,336	$68,276	12%
% of revenues	59%	55%		58%	54%
Non-compensation expenses	$22,968	$23,438	-2%	$22,968	$23,438	-2%
% of revenues	17%	19%		17%	19%
Total operating expenses	$101,166	$93,101	9%	$99,304	$91,714	8%
% of revenues	77%	74%		75%	73%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Six Months Ended June 30,
($ in thousands)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Expenses
Compensation and benefits	$152,866	$125,056	22%	$149,630	$122,209	22%
% of revenues	59%	56%		58%	54%
Non-compensation expenses	$45,773	$46,076	-1%	$45,773	$46,076	-1%
% of revenues	18%	20%		18%	20%
Total operating expenses	$198,639	$171,132	16%	$195,403	$168,285	16%
% of revenues	77%	76%		76%	75%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $101.2 million for the second quarter and $198.6 million for the first half of 2016.  On an Adjusted basis, operating expenses were $99.3 million for the second quarter of 2016 as compared with $91.7 million for the second quarter of 2015, and $195.4 million for the first half as compared with $168.3 million in the prior year period.  The increase in operating expenses in 2016 resulted from increased compensation and benefits expenses.

Compensation and benefits expenses were $78.2 million on a GAAP basis in the second quarter and $152.9 million for the first half of 2016.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for both 2015 and 2016) were $76.3 million and $149.6 million for the second quarter and first half of 2016, respectively, as compared with $68.3 million and $122.2 million for the second quarter and first half of 2015, respectively. The Adjusted compensation and benefits ratio increased from 54% in the second quarter and first half of 2015 to 58% of revenues in the current year periods. The increased compensation ratio reflects an additional tranche of equity amortization expense arising from the 2015 equity incentive grants made in early 2016 as well as modified vesting terms associated with that equity.  We remain committed to our targeted long-term compensation ratio level of 58% of revenues.

Non-compensation expenses on a GAAP and Adjusted basis were $23.0 million for the second quarter of 2016 as compared with $23.4 million for the second quarter of 2015.  Our  non-compensation expense ratio decreased to 17% from 19% in the same period of the prior year.  For the first half of 2016, GAAP and Adjusted non-compensation expenses were $45.8 million as compared with $46.1 million for the same period of the prior year, and the non-compensation expense ratio decreased to 18% from 20%, driven by increased revenues.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 38% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 62% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed all outstanding Class A partnership units of Moelis & Company Group LP to have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s second quarter 2016 income was taxed at our corporate effective tax rate of 39.5%, versus 40.0% in the prior year period.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of June 30, 2016, we held cash and short term investments of $176.1 million and had no debt or goodwill on our balance sheet.

The Board of Directors of Moelis & Company has declared a quarterly dividend of $0.32 per share to be paid on September 6, 2016 to common stockholders of record on August 22, 2016.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, August 3, 2016, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our second quarter 2016 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Second Quarter 2016 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10088331.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions and other corporate finance matters.  The Firm serves its clients with about 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia.  For further information about Moelis & Company, please visit www.moelis.com.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Relations Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

GAAP Reconciliation to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$131,725	$125,873	$258,089	$225,285

Expenses
Compensation and benefits	78,198	69,663	152,866	125,056
Occupancy	6,287	3,715	10,845	7,392
Professional fees	2,511	4,143	4,747	7,697
Communication, technology and information services	5,309	4,440	10,605	8,541
Travel and related expenses	5,831	5,131	11,962	10,744
Depreciation and amortization	806	688	1,542	1,308
Other expenses	2,224	5,321	6,072	10,394
Total expenses	101,166	93,101	198,639	171,132

Operating income (loss)	30,559	32,772	59,450	54,153
Other income (expenses)	101	(33)	204	(18)
Income (loss) from equity method investments	266	195	2,335	3,060
Income (loss) before income taxes	30,926	32,934	61,989	57,195
Provision for income taxes	4,721	6,079	10,165	10,379
Net income (loss)	26,205	26,855	51,824	46,816

Net income (loss) attributable to noncontrolling interests	19,312	19,724	37,961	34,349
Net income (loss) attributable to Moelis & Company	$6,893	$7,131	$13,863	$12,467

Weighted-average shares of Class A common stock outstanding
Basic	20,745,043	19,978,108	20,654,657	19,961,286
Diluted	23,618,093	21,088,220	23,052,255	21,144,161
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.33	$0.36	$0.67	$0.62
Diluted	$0.29	$0.34	$0.60	$0.59

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended June 30, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$78,198	$(1,862	)(a)	$76,336

Income (loss) before income taxes	30,926	1,862		32,788
Provision for income taxes	4,721	8,230	(b)	12,951
Net income (loss)	26,205	(6,368)		19,837

Net income (loss) attributable to noncontrolling interests	19,312	(19,312)		—
Net income (loss) attributable to Moelis & Company	$6,893	$12,944		$19,837

Weighted-average shares of Class A common stock outstanding
Basic	20,745,043	33,768,672	(b)	54,513,715
Diluted	23,618,093	33,768,672	(b)	57,386,765
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.33			$0.36
Diluted	$0.29			$0.35

(a)     Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)     Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.5% for the period presented.

	Three Months Ended June 30, 2015
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$69,663	$(1,387	)(a)	$68,276

Income (loss) before income taxes	32,934	1,387		34,321
Provision for income taxes	6,079	7,650	(b)	13,729
Net income (loss)	26,855	(6,263)		20,592

Net income (loss) attributable to noncontrolling interests	19,724	(19,724)		—
Net income (loss) attributable to Moelis & Company	$7,131	$13,461		$20,592

Weighted-average shares of Class A common stock outstanding
Basic	19,978,108	34,160,239	(b)	54,138,347
Diluted	21,088,220	34,160,239	(b)	55,248,459
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.36			$0.38
Diluted	$0.34			$0.37

(a)     Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)     Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.   Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.

	Six Months Ended June 30, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$152,866	$(3,236	)(a)	$149,630

Income (loss) before income taxes	61,989	3,236		65,225
Provision for income taxes	10,165	15,599	(b)	25,764
Net income (loss)	51,824	(12,363)		39,461

Net income (loss) attributable to noncontrolling interests	37,961	(37,961)		—
Net income (loss) attributable to Moelis & Company	$13,863	$25,598		$39,461

Weighted-average shares of Class A common stock outstanding
Basic	20,654,657	33,859,058	(b)	54,513,715
Diluted	23,052,255	33,859,058	(b)	56,911,313
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.67			$0.72
Diluted	$0.60			$0.69

(a)     Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)     Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.5% for the period presented.

	Six Months Ended June 30, 2015
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$125,056	$(2,847	)(a)	$122,209

Income (loss) before income taxes	57,195	2,847		60,042
Provision for income taxes	10,379	13,638	(b)	24,017
Net income (loss)	46,816	(10,791)		36,025

Net income (loss) attributable to noncontrolling interests	34,349	(34,349)		—
Net income (loss) attributable to Moelis & Company	$12,467	$23,558		$36,025

Weighted-average shares of Class A common stock outstanding
Basic	19,961,286	34,177,061	(b)	54,138,347
Diluted	21,144,161	34,177,061	(b)	55,321,222
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.62			$0.67
Diluted	$0.59			$0.65

(a)     Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)     Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.